EXHIBIT 99.1

NEWS RELEASE

Contacts:	Layne Christensen Company	The Equity Group Inc.
	Jerry W. Fanska	Devin Sullivan
	Sr. Vice President Finance	Sr. Vice President
	913-677-6858	212-836-9608
	www.layne.com	www.theequitygroup.com

MONDAY, APRIL 15, 2013

LAYNE CHRISTENSEN REPORTS FISCAL 2013
FOURTH QUARTER AND YEAR-END RESULTS OF OPERATIONS

●	Results of operations for FY Q4 2013 were slightly better than preliminary results issued in March 2013:

●	Revenues of $229.7 million.
●
Net loss from continuing operations of $22.1 million, or $1.13 per share, which included non-cash impairment charges (net of income taxes) of $4.4 million, or $0.23 per share, related to an assessment of the value of certain product lines and assets no longer considered strategic.

●	Heavy Civil Division on track to return to profitability no later than mid-FY2014.
●	Mineral Exploration Division expected to return to profitability in Q1 FY2014.
●	Cash and cash equivalents were $27.2 million, long-term debt was $96.5 million, and stockholders’ equity was $412.7 million ($20.82 per share) as of January 31, 2013.

Financial Data	Three Months		%	Twelve Months		%
(000's, except per share data)	Jan 31,2013	Jan 31,2012	Change	Jan 31,2013	Jan 31,2012	Change
Revenues
Water Resources	$64,947	$67,460	(3.7)	$278,529	$274,556	1.4
Inliner	31,574	34,501	(8.5)	133,256	132,108	0.9
Heavy Civil	58,408	78,525	(25.6)	278,131	343,760	(19.1)
Geoconstruction	29,039	25,011	16.1	133,247	89,210	49.4
--Water Infrastructure Group	183,968	205,497	(10.5)	823,163	839,634	(2.0)
--Mineral Exploration	44,328	65,036	(31.8)	246,582	268,909	(8.3)
--Other	1,446	1,391	4.0	5,879	4,215	39.5
Total revenues	229,742	271,924	(15.5)	1,075,624	1,112,758	(3.3)
Net loss from continuing operations attributable to Layne Christensen Company	(22,134)	(87,507)	(74.7)	(11,575)	(56,022)	(79.3)
Diluted EPS - continuing operations	(1.13)	(4.50)	(74.9)	(0.59)	(2.88)	(79.5)
Net income (loss) from continuing operations excluding impairment charges and loss on remeasurement of equity investment	(17,777)	(3,438)	417.1	931	28,047	(96.7)
Diluted EPS - continuing operations excluding impairment charges and loss on remeasurement of equity investment	(0.91)	(0.18)	405.6	0.05	1.44	(96.5)

Reconciliation to non-GAAP Financial Data	Three Months		%	Twelve Months		%
(000's, except per share data)	Jan 31,2013	Jan 31,2012	Change	Jan 31,2013	Jan 31,2012	Change
Net income (loss ) from continuing operations attributable to Layne Christensen Company	$(22,134)	$(87,507)	(74.7)	$(11,575)	$(56,022)	(79.3)
Loss on remeasurement of equity method invest	-	-		7,705	-
Impairment charges	7,292	96,579		8,431	96,579
Income tax benefit of impairment charges	(2,935)	(12,510)		(3,630)	(12,510)
Layne Christensen Company excluding loss on
remeasurement of equity investment and impairment charges *	$(17,777)	$(3,438)	417.1	$931	$28,047	(96.7)
Diluted EPS - continuing operations excluding loss on remeasurement of equity investment and impairment charges *	$(0.91)	$(0.18)	405.6	$0.05	$1.44	(96.5)

* Management believes the exclusion of these items provides a useful basis for evaluating underlying business performance, but they should not be considered in isolation and are not in accordance with, or a substitute for, evaluating business performance utilizing GAAP financial information.

“Our performance in Q4 FY2013 was slightly better than the forecast we issued in March 2013. With the exception of Inliner, each of our divisions reported quarterly losses and we incurred non-cash charges and non- recurring expenses associated with various aspects of our growth and operating evolution. We expect Layne’s overall profitability will be impacted in FY2014 by temporary weakness at Geoconstruction, continuing investments in our Energy Services Division and higher corporate overhead costs due to our strategic move to The Woodlands, Texas. We expect Heavy Civil to return to profitability by mid-calendar 2013, driven by our progress in working through older projects that do not meet our profitability expectations, securing new projects with higher associated margins and cost savings associated with headcount reductions and other measures at this division. The vast majority of Heavy Civil’s current backlog, which is higher than a year ago, reflects projects we expect to complete at improved margins during FY2014 and beyond. Mineral Exploration should return to profitability in Q1 FY2014, albeit at a lower level than last year. For the year, we believe that exploration programs will continue, but at a slower pace due to the global mining expenditure slowdown and, in some cases, as mining companies work through the integration of large acquisitions. We now believe that this market may be soft for most of FY2014, but could begin to improve in the latter half of this fiscal year as long as gold and copper prices remain stable. Our Energy Services Division remains a key part of our strategy and we expect to announce new contracts and business initiatives in the coming months. We remain focused on new business development across our divisions and are confident in our ability to successfully execute our strategies and perform to our expectations.”

--Rene J. Robichaud, President and Chief Executive Officer

MISSION WOODS, KANSAS, April 15, 2013 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2013 fourth quarter (Q4 FY2013) and year (FY2013) ended January 31, 2013. A discussion of results of operations by division is presented below.

Q4 FY2013 Overview

Revenues declined to $229.7 million from $271.9 million in last year’s fourth quarter. With the exception of Geoconstruction, revenues in Q4 FY2013 declined across all operations, most significantly at the Heavy Civil and Mineral Exploration divisions. Declines at Heavy Civil were by design; we are continuing to be more selective in the projects we pursue as part of an overall effort to seek higher margin opportunities. Lower revenues at Mineral Exploration were due to exploration program cutbacks by our customers, especially in Australia and Africa.

The net loss from continuing operations for Q4 FY2013 was $22.1 million, or $1.13 per share, compared to $87.5 million, or $4.50 per share, for Q4 FY2012. Results for Q4 FY2013 included non-cash impairment charges (net of income taxes) totaling $4.4 million, or $0.23 per share, associated with certain product lines which we concluded did not fit within our overall strategic direction. Results for Q4 FY2012 included non-cash impairment charges (net of income taxes) totalling $84.1 million, or $4.32 per share after tax, to reduce the carrying value of goodwill and other intangible assets. Excluding such charges, the net loss from continuing operations for Q4 FY2013 would have been $17.7 million, or $0.91 per share, compared to $3.4 million, or $0.18 per share, for Q4 FY2012.

Cost of revenues for Q4 FY2013 was $200.9 million, or 87.5% of revenues, compared to $217.9 million, or 80.1% of revenues, in last year’s fourth quarter. Margin pressures across most divisions, especially those exposed to the municipal sector, and higher than anticipated costs in our Heavy Civil business increased cost of revenues as a percentage of revenues.

Selling, general and administrative (SG&A) expenses decreased to $43.0 million in Q4 FY2013 from $44.7 million in Q4 FY2012, reflecting the minimum $3.7 million liability accrued in Q4 FY2012 related to the investigation into the Foreign Corrupt Practices Act, which has not changed, and reductions in short and long term incentive compensation of $4.1 million, offset by costs of $1.4 million associated with newly acquired operations, $0.5 million of higher legal and professional fees, and $5.1 million related to executive transition and other costs associated with the relocation of our corporate headquarters.

Depreciation and amortization increased to $16.9 million from $16.0 million last year, due to assets acquired through the purchase of Diberil in Q2 FY2013, and increases associated with other equipment additions. The increases were partially offset by lower amortization expense of intangible assets from prior acquisitions, which became fully amortized earlier in FY2013.

Equity in earnings of affiliates decreased to $1.5 million from $5.6 million, primarily due to a decline in earnings from our South American affiliates in Mineral Exploration, whose results were impacted by similar slowdowns in exploration activity as experienced in our wholly owned operations.

Interest expense increased to $1.3 million from $0.6 million, due primarily to higher borrowing on our revolving credit facilities to fund capital expenditures, acquisitions and working capital needs.

Other income, net, of $1.7 million consisted primarily of gains on sales of surplus equipment.

Income tax benefits for continuing operations of $14.4 million (an effective rate of 39.5%) and $11.7 million (an effective rate of 12.0%) were recorded for Q4 FY2013 and Q4 FY2012. The majority of the impairment charges recorded in Q4 FY2012 were not tax deductible and had no income tax benefit recognized for them.

FY 2013 Overview

Revenues of $1.1 billion were substantially unchanged in total from FY2012, with decreases in Heavy Civil and Mineral Exploration offset by revenue from an acquisition and other increases in Geoconstruction.

The net loss from continuing operations for FY2013 was $11.6 million, or $0.59 per share, compared to a net loss from continuing operations of $56.0 million, or $2.88 per share, for FY2012. We recorded impairment charges of $8.4 million and $96.6 million during FY2013 and FY2012. The FY2013 charges were associated with certain product lines no longer considered strategic and the FY2012 charges were in connection with our annual assessment of the carrying value of goodwill and other intangibles. We also recorded a non-cash loss of $7.7 million in the second quarter of FY2013 related to a remeasurement of our non-controlling interest in Diberil as discussed in the divisional results below. Excluding the remeasurement and impairment charges, the net income from continuing operations for FY2013 would have been $0.9 million, or $0.05 per share compared to $28.0 million, or $1.44 per share for FY2012.

Cost of revenues for FY2013 rose to $875.4 million, or 81.4% of revenues, from $870.7 million, or 78.3% of revenues, last year, due primarily to the margin pressures and higher than anticipated costs noted above for the quarter.

SG&A expenses decreased to $164.0 million in FY2013 from $164.9 million in FY 2012 due to the reasons discussed above for the quarter, as well as a reduction in operating taxes for the year of $4.5 million primarily due to a favorable audit settlement.

Depreciation and amortization increased to $61.4 million from $56.0 million last year, due primarily to assets acquired through the purchase of Diberil in Q2 FY2013.

During Q2 FY2013, the Company acquired the remaining 50% interest in Diberil, a company previously accounted for on the equity method basis. The impact of this transaction is discussed below.

Equity in earnings of affiliates decreased to $20.6 million for FY2013 from $24.6 million last year, due to similar slowdowns in exploration activity in our Mineral Exploration affiliates as experienced in our wholly owned operations.

Interest expense increased to $4.3 million for FY2013 from $2.4 million last year due primarily to higher borrowing on our revolving credit facilities to fund capital expenditures, acquisitions and working capital needs.

Other income, net of $5.8 million for FY2013 declined from $9.7 million in FY2012, and consisted primarily of a combination of gains on sales of surplus equipment, recognition of the previously deferred gain on the sale of an operating facility in California and an adjustment of the expected earnout liability on a prior acquisition.

An income tax benefit for continuing operations of $8.3 million (an effective rate of 43.1%) was recorded for FY2013, compared to an income tax expense for continuing operations of $9.6 million (on a loss of $43.5 million, producing an effective rate of negative 22.1%). As noted above, there was no tax benefit recorded on the majority of the impairment charges in FY2012, greatly distorting the effective rate.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments.  A discussion of the results of each segment follows the table.

	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2013	2012	2013	2012
Revenues
Water Resources	$64,947	$67,460	$278,529	$274,556
Inliner	31,574	34,501	133,256	132,108
Heavy Civil	58,408	78,525	278,131	343,760
Geoconstruction	29,039	25,011	133,247	89,210
Water Infrastructure Group	183,968	205,497	823,163	839,634
Mineral Exploration	44,328	65,036	246,582	268,909
Other	1,446	1,391	5,879	4,215
Total revenues	$229,742	$271,924	$1,075,624	$1,112,758
Equity in earnings of affiliates
Geoconstruction	$384	$1,184	$3,872	$3,345
Mineral Exploration	1,119	4,438	16,700	21,302
Total equity in earnings of affiliates	$1,503	$5,622	$20,572	$24,647
Income (loss) from continuing operations before income taxes
Water Resources	$(4,597)	$(21,133)	$4,426	$(5,967)
Inliner	2,009	(21,051)	9,936	(13,236)
Heavy Civil	(10,676)	(58,313)	(32,308)	(61,649)
Geoconstruction	(4,100)	3,609	517	12,828
Water Infrastructure Group	(17,364)	(96,888)	(17,429)	(68,024)
Mineral Exploration	(885)	10,120	45,969	62,259
Other	(4,456)	(2,442)	(7,445)	(4,520)
Unallocated corporate expenses	(12,528)	(8,512)	(36,009)	(30,866)
Interest expense	(1,289)	(596)	(4,309)	(2,357)
Total loss from continuing ops. before income taxes	$(36,522)	$(98,318)	$(19,223)	$(43,508)

Water Resources Division

	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2013	2012	2013	2012
Revenues	$64,947	$67,460	$278,529	$274,556

(Loss) income before impairments and income taxes	(164)	(4,049)	8,859	11,117
Less: Impairment charges	(4,433)	(17,084)	(4,433)	(17,084)
(Loss) income before income taxes	(4,597)	(21,133)	4,426	(5,967)

The decline in revenues at Water Resources for Q4 FY2013 was primarily due to lower revenues from our specialty drilling operations. The increase in revenues for the year was due mainly to a project beginning in Ethiopia, better performance in the Southeast and Midwest Groups due to drought-related projects, and revenues generated on new contracts.

Income (loss) before income taxes was heavily impacted by impairment charges in both FY2013 ($4.4 million) and FY2012 ($17.1 million). Aside from the impairment charges, income before income taxes for FY2012 included $5.4 million of recognized gain on the sale of a facility in Fontana, California, which was originally deferred when sold. The remaining $1.0 million of the gain was recognized in FY2013. Results were improved due to steps being taken to control overhead costs and improve margins through diversity of the work being performed, including a water supply project being executed for a customer of our Mineral Exploration Division in Mexico.

The backlog in the Water Resources Division was $63.1 million as of January 31, 2013, compared to $102.7 million as of January 31, 2012. This decrease is primarily due to what we believe is a temporary slowdown in deep injection well drilling projects in Florida and completion of a large project in California.

Inliner Division	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2013	2012	2013	2012
Revenues	$31,574	$34,501	$133,256	$132,108

Income before impairments and income taxes	2,009	2,079	9,936	9,894
Less: Impairment charges	-	(23,130)	-	(23,130)
Income (loss) before income taxes	2,009	(21,051)	9,936	(13,236)

The decline in Q4 FY2013 revenues at Inliner was due to three contracts in Indiana, Colorado and Arizona, which were in the final stages of completion at fiscal year-end and not yet replaced, offset partially by higher sales of lining products to third party contractors. For the year, Inliner experienced shifts in the geographic regions in which we generate revenue but overall steady activity levels, as well as increased sales of lining products to third party contractors.

Income (loss) before income taxes was heavily impacted by impairment charges for goodwill in Q4 FY2012 ($23.1 million). Aside from the impairment charges, income before income taxes was basically flat with last year.

The backlog in the Inliner Division was $66.2 million as of January 31, 2013, compared to $80.4 million as of January 31, 2012.

Heavy Civil Division	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2013	2012	2013	2012
Revenues	$58,408	$78,525	$278,131	$343,760

Loss before impairments and income taxes	(10,676)	(4,582)	(32,308)	(7,918)
Less: Impairment charges	-	(53,731)	-	(53,731)
Loss before income taxes	(10,676)	(58,313)	(32,308)	(61,649)

The overall decline in revenues for the Heavy Civil Division was primarily comprised of decreases of $11.7 million and $77.4 million in Q4 FY2013 and FY2013 for our plant construction work, reflecting our focus on pursuing higher margin opportunities.

The losses before income taxes were heavily impacted by impairment charges for goodwill and other intangibles in Q4 FY2012 ($53.7 million). Aside from the impairment charges, higher than anticipated costs on legacy projects and the inability to cover administrative overhead costs with the lower activity levels have resulted in continuing losses for the division. As previously announced, management has been replaced in several of the division’s offices and the division has focused on completing low margin legacy projects as expeditiously as possible, while securing new business with a higher associated profit potential and reducing overhead. Headcount in the division is 22.5% less than last year.

The backlog in the Heavy Civil Division was $395.7 million as of January 31, 2013, compared to $308.1 million as of January 31, 2012. Included in the backlog is work remaining on the previously announced Islamorada project for $85.5 million. Not currently in the backlog is an $80 million project in Cudjoe Key, Florida which was recently awarded.

Geoconstruction Division	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2013	2012	2013	2012
Revenues	$29,039	$25,011	$133,247	$89,210
(Loss) income before income taxes	(4,100)	3,609	517	12,828
Equity in earnings of affiliates, included in above earnings	384	1,184	3,872	3,345

In Q2 FY2013, Geoconstruction acquired the remaining 50% of Diberil. The results of Diberil are reported on a consolidated basis from the date of acquisition, rather than on an equity basis as had been done previously. In accordance with accounting guidance in moving Diberil to a fully consolidated basis, we remeasured the previously held 50% non-controlling interest in Diberil to fair value and recognized a non-cash loss of $7.7 million during the second quarter of FY2013.

Including its consolidated and equity basis earnings, Diberil contributed a pretax loss of $0.8 million and pretax income of $8.1 million for Q4 FY2013 and FY2013, compared to pretax income of $1.2 million and $3.3 million for last year. Results at Diberil for the year have improved over last year due to increased activity levels and good performance, especially on a river crossing project in the Amazon. Delays experienced on various projects contributed to the loss in Q4 FY2013.

Geoconstruction Division revenues increased in Q4 FY2013 and FY2013, reflecting the inclusion of revenues from Diberil of $10.9 million and $31.6 million, respectively; no comparable amounts were recorded in the prior year. Also leading to higher revenues was progress on ground stabilization projects in Washington D.C., Florida, New York and Indiana, offset by reduced revenues from a large dam stabilization project from the prior year that is winding down.

Income before income taxes decreased $7.7 million and $12.3 million for Q4 FY2013 and FY2013 compared to the prior year. The decrease for the year includes the above-referenced non-cash loss of $7.7 million. While Geoconstruction has been able to replace the revenues from the dam stabilization project noted above, the margins on these new projects have been less, resulting in decreased operating income. The Division is pursuing significant change orders on several projects, which have not been recognized in contract estimates as they are not yet approved. If successfully approved, they will have a favorable impact in the period in which they are recognized.

The backlog at Geoconstruction was $41.5 million as of January 31, 2013, compared to $47.3 million as of January 31, 2012.

Mineral Exploration Division	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2013	2012	2013	2012
Revenues	$44,328	$65,036	$246,582	$268,909
(Loss) income before income taxes	(885)	10,120	45,969	62,259
Equity in earnings of affiliates, included in above earnings	1,119	4,438	16,700	21,302

Mineral Exploration Division revenues decreased $20.7 million and $22.3 million for Q4 FY2013 and FY2013 from their respective prior year periods. Most of our operations experienced a decline in revenues in Q4 FY2013, reflecting cutbacks on exploration programs by our customers, which began in Q3 FY2013. The decline in revenues was most pronounced in Africa and Australia, however, revenues also declined in Canada as we shifted most of our equipment to Mexico and Brazil, geographies that present improved profit opportunities.

Income before income taxes decreased $11.0 million and $16.3 million for Q4 FY2013 and FY2013 when compared to the comparable prior year periods. Improved full-year earnings in some locations and lower legal expenses were not able to offset the impact of lower overall total revenues. Management has taken steps to reduce the impact of this revenue decline; however, certain overhead expenses and depreciation could not be reduced in the short term. The combination of lower activity levels and fixed overhead costs produced the earnings declines.

Other	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands)	2013	2012	2013	2012
Revenues	$1,446	$1,391	$5,879	$4,215

(Loss) income before impairments and income taxes	(1,597)	192	(3,447)	(1,886)
Less: Impairment charges	(2,859)	(2,634)	(3,998)	(2,634)
Loss before income taxes	(4,456)	(2,442)	(7,445)	(4,520)

Other includes primarily the results of our Layne Energy Services initiative of expanding water related services to the energy markets. The increased loss before income taxes in FY2013 is due to impairment charges of $4.0 million related to non-core product lines and severance costs to replace certain senior executives.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in SG&A, were $12.5 million and $36.0 million for Q4 FY2013 and FY2013, respectively, as compared to $8.5 million and $30.9 million in last year’s periods. The increases are primarily due to $5.1 million in Q4 FY2013 related to executive transition and other costs associated with the planned relocation of our corporate headquarters.

Conference Call

Rene Robichaud, President & CEO, and Jerry W. Fanska, Senior Vice President--Finance, will conduct a conference call at 11:00 AM ET /10:00 AM CT this morning to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information sector of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or  predictions  of  the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the Foreign Corrupt Practices Act and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, the duration of the current slowdown in the Mineral Exploration market, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the timing for the completion of the existing unprofitable contracts in the Heavy Civil division, the ability of the Company to successfully obtain profitable contracts in the Heavy Civil and Energy Services divisions, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity and reduce costs, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Many of the factors that will determine these items are beyond the Company's ability to control or predict. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements. For further discussion of these factors, see "Item 1A. Risk Factors" in the Company's most recent Annual Report on Form 10-K and, to the extent applicable, its Quarterly Reports on Form 10-Q.

Layne is a global solutions provider to the world of essential natural resources – water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

	Three Months Ended January 31,		Twelve Months Ended January 31,
(in thousands, except per share data)	2013	2012	2013	2012
Revenues	$229,742	$271,924	$1,075,624	$1,112,758
Cost of revenues (exclusive of depreciation,
and amortization, shown below)	(200,923)	(217,922)	(875,439)	(870,741)
Selling, general and administrative expenses	(43,046)	(44,718)	(163,962)	(164,874)
Depreciation and amortization	(16,943)	(16,046)	(61,397)	(56,040)
Impairment charges	(7,292)	(96,579)	(8,431)	(96,579)
Loss on remeasurement of equity investment	-	-	(7,705)	-
Equity in earnings of affiliates	1,503	5,622	20,572	24,647
Interest expense	(1,289)	(596)	(4,309)	(2,357)
Other income, net	1,726	(3)	5,824	9,678
Loss from continuing operations before income taxes	(36,522)	(98,318)	(19,223)	(43,508)
Income tax (expense) benefit	14,427	11,742	8,276	(9,621)
Net loss from continuing operations	(22,095)	(86,576)	(10,947)	(53,129)
Net loss from discontinued operations	(2,718)	(997)	(25,076)	(53)
Net loss	(24,813)	(87,573)	(36,023)	(53,182)
Net loss attributable to noncontrolling interests	(39)	(931)	(628)	(2,893)
Net loss attributable to
Layne Christensen Company	$(24,852)	$(88,504)	$(36,651)	$(56,075)

(Loss) earnings per share information attributable to
Layne Christensen Company shareholders:
Basic (loss) per share - continuing operations	(1.13)	(4.50)	$(0.59)	$(2.88)
Basic (loss) per share - discontinued operations	(0.14)	(0.05)	(1.29)	(0.00)
Basic (loss) per share	$(1.27)	$(4.55)	$(1.88)	$(2.88)
Diluted loss per share - continuing operations	(1.13)	(4.50)	$(0.59)	$(2.88)
Diluted (loss) per share - discontinued operations	(0.14)	(0.05)	(1.29)	(0.00)
Diluted (loss) per share	$(1.27)	$(4.55)	$(1.88)	$(2.88)
Weighted average shares outstanding - basic	19,504	19,462	19,485	19,455
Dilutive stock options and nonvested shares	-	-	-	-
Weighted average shares outstanding - dilutive	19,504	19,462	19,485	19,455

	As of
	January 31,	January 31,
(in thousands)	2013	2012
Balance Sheet Data:
Cash and cash equivalents	$27,242	$41,916
Working capital, including current maturities of long term debt	125,079	136,404
Total assets	812,226	805,836
Total long term debt, excluding current maturities	96,539	52,716
Total Layne Christensen Company stockholders' equity	412,737	448,665
Common shares issued and outstanding	19,818	19,699